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                                                                    Exhibit 99.1

                                                  [INDIANAPOLIS LIFE LOGO]
             American Mutual                          INDIANAPOLIS LIFE
             Holding Company                          INSURANCE COMPANY


                                                  For More Information, Contact:
                           Linda Krevda, Vice President-Corporate Communications
                                             Indianapolis Life Insurance Company
                                                                    317/927-6877

                      Jonna LaToure, Sr. Vice President-Corporate Communications
                                                       AMHC/AmerUs Life Holdings
                                                                    515/557-3910


                     BOARDS OF DIRECTORS OF AMERICAN MUTUAL
             HOLDING COMPANY AND INDIANAPOLIS LIFE APPROVE NEW TERMS

DES MOINES, Iowa (September 19, 2000) - American Mutual Holding Company (AMHC) and Indianapolis Life Insurance Company (ILICo) announced today that their boards of directors and the board of AMHC's publicly-traded subsidiary, AmerUs Life Holdings, Inc. (NYSE: AMH), approved revised terms for the planned combination of AMHC with ILICo. The new terms call for ILICo's members to receive 9.3 million shares of stock of AMHC's publicly-traded successor instead of the 11.25 million shares provided in the original agreement. In addition, ILICo's board of directors approved the company's demutualization plan that is part of the combination with AMHC.

The reduction in the number of shares is based on several factors, including increased expenses related to Indianapolis Life's demutualization, a decrease in revenues and earnings in ILICo's subsidiary operations, and a delay in new product introductions. These factors were partially offset by stronger than expected performance of Indianapolis Life.

Both companies' demutualizations are moving forward. AMHC's demutualization is imminent, as it has received all required approvals and has completed its conversion preparation. ILICo will be filing its demutualization plan with the Indiana Insurance Commissioner shortly and its demutualization and the combination with AMHC are expected to be completed in the first quarter of 2001. The combination of AMHC and ILICo requires approval by the shareholders of AMHC's publicly-traded successor, ILICo's policyholders and regulators. ILICo's demutualization plan requires approval by ILICo's policyholders and regulators.

"This combination continues to be very attractive for both companies because it creates a public company with an extensive, highly-competitive product line, strong financial resources, significant distribution capabilities and broad geographic reach," said Roger K. Brooks, chairman, president and CEO of AMHC and AmerUs Life Holdings.

"We are pleased with the progress we have made on our demutualization and on the integration of our companies," said Larry R. Prible, chairman, president and CEO of Indianapolis Life. "We've already completed a great deal of the work necessary for demutualization, and have also implemented a number of our planned integration activities, including consolidation of several corporate services and the investment portfolio management functions of the companies."


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The combined companies will have over $17 billion in assets, over $65 billion of life insurance in force and $1.1 billion in shareholder equity. The group will offer a broad range of life insurance and annuity products in all 50 states and the District of Columbia.

American Mutual Holding Company is a mutual insurance holding company, and is the majority shareholder of AmerUs Life Holdings. AmerUs Life Holdings is a publicly-traded Iowa corporation located in Des Moines, Iowa, engaged through its subsidiaries in the business of marketing, underwriting and distributing individual life insurance and annuity products in 49 states, the District of Columbia and the U.S. Virgin Islands. Its wholly-owned subsidiaries include AmerUs Life Insurance Company, Delta Life Corporation, and its operating subsidiary, Delta Life and Annuity Company, and AmVestors Financial Corporation, located in Topeka, Kansas, with two wholly-owned operating subsidiaries -- American Investors Life Insurance Company, Inc. and Financial Benefit Life Insurance Company. As of June 30, 2000, AmerUs Life Holdings' total assets were $11.0 billion and shareholders' equity totaled $755.4 million.

Indianapolis Life is a 95-year-old mutual life insurance and annuity company based in Indianapolis. It has assets of $6.0 billion and insurance in force of $30.4 billion. The company and its insurance subsidiaries -- IL Annuity and Insurance Co., Bankers Life Insurance Company of New York and Western Security Insurance Co. -- do business in all 50 states and the District of Columbia.


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